Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-3

Lloyds Banking Group plc

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Debt	5.087% Senior Callable Fixed-to-Fixed Rate Notes due 2028	(1)	457(r)			$1,250,000,000.00	0.0001531	$191,375.00
Fees to be Paid	Debt	Senior Callable Floating Rate Notes due 2028	(2)	457(r)			$750,000,000.00	0.0001531	$114,825.00
Fees to be Paid	Debt	5.590% Senior Callable Fixed-to-Fixed Rate Notes due 2035	(3)	457(r)			$1,000,000,000.00	0.0001531	$153,100.00

Total Offering Amounts:							$3,000,000,000.00		$459,300.00
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$459,300.00

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Offering Note(s)

(1)	Calculated in accordance with Rule 457(r) under the U.S. Securities Act of 1933, as amended.
(2)	Please see Offering Note 1
(3)	Please see Offering Note 1